Exhibit 16





 August 2, 2006




 Securities and Exchange Commission
 100 F Street, N.E.
 Washington, DC 20549

 Commissioners:

 We have read the statements made by UbiquiTel Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of UbiquiTel Inc. dated July 31, 2006. We agree with the statements concerning our Firm in such Form 8-K.

 Very truly yours,



 /s/PricewaterhouseCoopers LLP